Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

RELIV’ INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	37-1172197
(State of Incorporation)	(I.R.S. Employer Identification Number)

136 Chesterfield Industrial Boulevard
Chesterfield, Missouri 63005
(636) 537-9715
(Address of Principal Executive Offices)

2009 Incentive Stock Plan
(Full title of plan)

Stephen M. Merrick	with copies to:
Senior Vice President, Secretary	Leonard J. Essig, Esq.
and General Counsel	Lewis, Rice & Fingersh, L.C.
Reliv’ International, Inc.	500 N. Broadway, Suite 2000
136 Chesterfield Industrial Boulevard	St. Louis, Missouri 63102
Chesterfield, Missouri 63005	(314) 444-7600
(636) 537-9715
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock Par Value $0.001	1,000,000	$1.76	$1,760,000	$125.49
(1) This Registration Statement also covers an indeterminate amount of additional shares that may be offered and issued under the employee benefit plan named above to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Pursuant to Rule 457(c), represents the average of the high and low reported prices for the Registrant’s common stock as quoted on the NASDAQ Global Select Market on November 29, 2010, such date being a date within five business days prior to the date of filing of this Registration Statement.

PART I – INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registration Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II – INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

Information contained in the following documents of Reliv’ International, Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) is incorporated herein by reference:

(a)          Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Commission on March 12, 2010, pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

(b)          Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010

(c)           Registrant’s Current Reports on Form 8-K filed with the Commission on February 25, 2010, April 29, 2010, May 25, 2010, July 29, 2010 and November 2, 2010;

(d)           All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009; and

(e)           The description of the Company's  capital stock as set forth in the Registrant’s Registration Statement of Form 8-A as filed with the Commission on February 25, 1993, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.  Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded may not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification Of Directors And Officers

As permitted by the Delaware General Corporation Law, or DGCL, the Registrant has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders’ derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. These provisions will not alter the liability of directors under federal securities laws.

The Certificate of Incorporation and the Bylaws of the Registrant provide that the Registrant is required and permitted to indemnify its officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, the Registrant is required to advance expenses to its officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, the Registrant is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Registrant in which indemnification would be required or permitted.

Item 7.  Exemptions from Registration Claim

None

Item 8.  Exhibits

The following exhibits are submitted herewith or incorporated by reference herein.

5	Opinion of Lewis, Rice & Fingersh, L.C.

10.1	2009 Stock Incentive Plan

10.2	Form of Incentive Stock Option Agreement

10.3	Form of Non-qualified Stock Option Agreement

10.4	Form of Restricted Stock Award Agreement

23.1	Consent of Lewis, Rice & Fingersh, L.C. is incorporated by reference herein by reference to Exhibit 5

23.2	Consent of Ernst & Young, LLP

24	Powers of Attorney

Item 9.  Undertakings

(a)	Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri on December 2, 2010.

RELIV’ INTERNATIONAL, INC.

By:	/s/ Robert L. Montgomery
Name:	Robert L. Montgomery
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert L. Montgomery	Chairman, President and	December 2, 2010
Robert L. Montgomery	Chief Executive Officer

/s/ Steven D. Albright	Vice President and Chief Financial	December 2, 2010
Steven D. Albright	Officer (Principal Financial and
Accounting Officer)

*	Senior Vice President,	December 2, 2010
Stephen M. Merrick	Secretary, Director

*	Vice Chairman, Chief Scientific	December 2, 2010
Carl W. Hastings	Officer, Director

*	Director	December 2, 2010
Donald L. McCain

*	Director	December 2, 2010
John B. Akin

*	Director	December 2, 2010
Robert M. Henry

*		Director	December 2, 2010
Denis St. John

		Director	December 2, 2010
Michael D. Smith

*		Director	December 2, 2010
John M. Klimek

By:	/s/ Steven D. Albright
Attorney-in-fact

EXHIBIT INDEX

Reg. S-K Item 601 Exhibit No.	Exhibit

5	Legal Opinion of Lewis, Rice & Fingersh, L.C.

10.1	2009 Stock Incentive Plan

10.2	Form of Incentive Stock Option Agreement

10.3	Form of Non-qualified Stock Option Agreement

10.4	Form of Restricted Stock Award Agreement

23.1	Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24	Powers of Attorney